SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K
CURRENT REPORT

Pursuant to Section 13 or 15(d)
of the Securities Exchange Act of 1934

Date of Report: December 6, 2010
(Date of earliest event reported)

ROBOCOM SYSTEMS INTERNATIONAL INC.
(Exact name of Registrant as specified in its charter)

New York	0-22735	11-2617048
(State or other jurisdiction of incorporation)	(Commission File No.)	(I.R.S. Employer Identification No.)

17 Fairbanks Boulevard, Woodbury, New York 11797
(Address of Principal Executive Offices) (Zip Code)

(516) 692-8394
(Registrant's telephone number, including area code)

N/A
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Director or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers or Directors.

On December 6, 2010, Irwin Balaban, then the sole member of the Board of Directors (the “Board”) of Robocom Systems International, Inc., a New York corporation (the “Company”), appointed Lawrence Balaban and Eric M. Hellige as members of the Board in accordance with the Amended and Restated Bylaws of the Company (the “Bylaws”).  The appointment of Messrs. Balaban and Hellige fills the two vacancies on the Board, and each will serve as a director until the next annual meeting of the Company’s stockholders.  Neither Mr. Balaban nor Mr. Hellige has been appointed to any committee of the Board at this time.

For the past five years, Mr. Balaban has been a business consultant and during the same period Mr. Hellige has been a partner of the law firm of Pryor Cashman LLP located in New York City, New York.

There are no arrangements or understandings between either Mr. Balaban or Mr. Hellige, and any other person pursuant to which either of them was selected as a director, nor are there any transactions between the Company and either Mr. Balaban or Mr. Hellige that are reportable under Item 404(a) of Regulation S-K.

Item 5.03	Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year.

Effective, December 7, 2010, the Board adopted an amendment (the “Bylaw Amendment”) to the Bylaws, which provides for the issuance and transfer of uncertificated shares of the Company’s capital stock.  The Bylaw Amendment is intended to ensure that the Company’s securities are eligible for participation in the Direct Registration System.  Prior to the adoption of the Bylaw Amendment, the Bylaws required shares to be certificated and did not provide for the issuance or transfer of uncertificated shares.

The above description of the Bylaw Amendment is qualified in its entirety by reference to the Bylaw Amendment, a copy of which is filed as Exhibit 3.1 to this Current Report on Form 8-K and the contents of which is incorporated herein by reference thereto.

Item 9.01	Financial Statements and Exhibits.

(d)	Exhibits.

Exhibit Number	Description

3.1	First Amendment to the Amended and Restated Bylaws of Robocom Systems International, Inc., dated December 7, 2010.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Robocom Systems International Inc.

Date: December 7, 2010	By:	/s/ Irwin Balaban
Irwin Balaban
Chief Executive Officer